IMAX CORPORATION

Exhibit 10.37

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), dated as of February 15, 2018 between IMAX CORPORATION, a corporation organized under the laws of Canada (the “Company”), and DON SAVANT (the “Executive”).

WHEREAS, the Company has employed the Executive in various roles since April 17, 2000; and

WHEREAS, the Company wishes to enter into this Agreement to engage the Executive to continue to provide services to the Company, and the Executive wishes to be so engaged, pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1. Employment and Duties.

(a) General. Subject to the terms and conditions hereof, the Executive shall serve as President, Worldwide Sales and Exhibitor Relations and Executive Vice President, IMAX Corporation, reporting to Mark Welton, President, IMAX Theatres (the “Manager”). The Executive shall perform the duties and services for the Company as directed by the Manager from time to time. The Executive’s principal place of employment shall be the offices of the Company in Los Angeles, California, subject to regular travel as required by the performance of his duties and the business of the Company.

(b) Exclusive Services. For so long as the Executive is employed by the Company, the Executive shall devote his full business working time to his duties hereunder, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and good faith directions and instructions given to him by the Manager, and shall use his best efforts to promote and serve the interests of the Company. Further, the Executive shall not, directly or indirectly, render material services to any other person or organization without the consent of the Manager or otherwise engage in activities that would impede his ability to fully perform his obligations hereunder.

2. Term. The Executive’s employment pursuant to this Agreement shall be effective as of February 15, 2018, and shall terminate upon the earlier to occur of (i) the Executive’s termination of employment pursuant to Section 4 hereunder and (ii) December 31, 2018. The period commencing as of February 15, 2018 and ending on December 31, 2018 is hereinafter referred to as the “Term”. Before the end of the Term, the Company and the Executive shall commence discussions relating to the possibility of extending the term of Executive’s employment with the Company, and the Company shall inform the Executive on or before October 1, 2018 (or such later date as the parties may mutually agree) if it does not intend to employ the Executive after expiation of the Term.

3. Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

(a) Base Salary. The Company shall pay to the Executive an annual salary (the “Base Salary”) of $250,000. The Base Salary will be payable in substantially equal installments in accordance with the Company’s regular payroll practices as established from time to time.

(b) 2018 Equity Award.

(i) On or about the time that awards are generally granted to other employees in 2018, the Executive shall receive an equity award with an aggregate grant date fair market value of $325,000. The equity grant will consist of 25% nonqualified stock options (the “Options”) to purchase common shares of the Company, no par value (the “Common Shares”) and 75% Restricted Stock Units (“RSUs”).

(ii) The Options and RSUs shall be granted on the terms and conditions set forth in the IMAX Corporation Long-Term Incentive Plan (the “LTIP”), the grant agreements to be entered into between the Company and the Executive pursuant to the LTIP, and this Agreement. Options and RSUs shall be granted on or about the time that awards are generally granted to the Company’s employees. Except as otherwise provided herein, the Executive must be employed by the Company on the date of grant in order to receive the Options and RSUs.

(iii) For purposes of determining the number of Options and RSUs to be granted pursuant to this Section 3(b), the Company shall value (i) the Options in a manner consistent with the Company’s financial statement reporting and (ii) the RSUs based on the Fair Market Value of the Common Shares on the date of grant (as defined in the LTIP). The Options and RSUs shall vest according to the standard schedule for other Company employees. The exercise price of the Options shall be the Fair Market Value of the Common Shares on the date of grant.

(c) Commission Overrides. The Executive shall be entitled to commission overrides as described in Exhibit A hereto. The Executive shall not be entitled to full sales commissions in any territory. The Executive’s commission overrides shall be governed by the IMAX Sales Commission Plan, as may be amended from time to time, to the extent not modified in this Agreement.

(d) Benefit Plans. During the Term, the Executive shall be entitled to participate, on the same basis and at the same level as generally available to other senior executives of the Company, in any group insurance, hospitalization, medical, health and accident, disability, fringe benefit and deferred compensation plans or programs of the Company (including executive supplemental health benefits) now existing or hereafter established, as in effect from time to time.

(e) Automobile. The Company shall provide the Executive with an automobile allowance of $1,100 per month (the “Automobile Payment”). In addition, the Company shall reimburse Executive for the costs of gasoline, insurance, and reasonable operating expenses for that automobile, in accordance with Company policies in effect for senior executives from time to time.

(f) Vacation. The Executive shall be entitled to vacation time of twenty-five (25) days per year.

(g) Expenses. The Company shall reimburse the Executive for reasonable travel and other business-related expenses incurred by him in the fulfillment of his duties hereunder upon presentation of written documentation thereof, in accordance with the business expense reimbursement policies and procedures of the Company as in effect from time to time. In accordance with the Company’s Global Travel and Expense Policy, the Executive is eligible to fly Business Class at his discretion. Payments with respect to reimbursements of expenses shall be made consistent with the Company’s reimbursement policies and procedures and in no event later than the last day of the calendar year following the calendar year in which the relevant expense is incurred.

4. Termination of Employment. Subject to this Section 4, the Company shall have the right to terminate the Executive’s employment at any time, with or without Cause (as defined in Section 5), and the Executive shall have the right to terminate his employment at any time and for any reason.

(a) Termination Due to Death or Disability. The Executive’s employment under this Agreement will terminate upon the Executive’s death or the Executive’s Disability (as defined in Section 5). In the event the Executive’s employment terminates as a result of the Executive’s death or Disability, the Company shall pay to the Executive (or his estate, as applicable) (i) the Base Salary and Automobile Payment through and including the date of termination, (ii) an amount equal to the Executive’s accrued and unused vacation pay as of the date of termination and (iii) any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company (including unreimbursed business expenses properly incurred through the date of termination) ((i) through (iii) collectively the “Other Accrued Compensation and Benefits”), payable within thirty (30) days of the Executive’s Separation from Service by reason of death or Disability (or as otherwise expressly set forth in the applicable plan, program or agreement). Except as provided in this Section 4(a), the Executive shall have no further right to receive any other compensation or benefits after a termination of employment due to the Executive’s death or Disability.

(b) Termination for Cause; Resignation. At any time prior to the expiration of the Term the Executive’s employment may be terminated by the Company immediately for Cause (as defined in Section 5). If, prior to the expiration of the Term, the Executive incurs a “Separation from Service” within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) by reason of the Company’s termination of the Executive’s employment for Cause or if the Executive resigns from his employment during the Term, (A) the Executive shall be entitled to payment of his Other Accrued Compensation and Benefits, payable within thirty (30) days after the Executive’s Separation from Service (or as otherwise expressly set forth in the applicable plan, program or agreement) and (B) all unvested Options and outstanding RSUs will be cancelled without consideration and the Executive shall have no further rights with respect to such Options and RSUs. The Executive shall have no further right to receive any other compensation or benefits after his termination for Cause or resignation of employment. The Executive shall provide thirty (30) days’ written notice to the Company prior to resigning his employment during the Term.

(c) Termination Without Cause.

(i) If, prior to the expiration of the Term, the Executive incurs a Separation from Service by reason of the Company’s termination of the Executive’s employment without Cause, then the Executive shall receive the Other Accrued Compensation and Benefits and, subject to Sections 4(d) and 4(e):

(A) the Company shall continue to pay the Executive the Base Salary and Automobile Payment in accordance with the Company’s ordinary payroll practices in effect from time to time for the period equal to the lesser of (A) six (6) months and (B) the remainder of the Term, with payments commencing on the 60th day following the Executive’s Separation from Service (the “Severance Period”);

(B) the Company shall continue to pay the Executive any commissions payable under the IMAX Sales and Commission Plan and/or this Agreement during the Severance Period, and shall pay ongoing commissions as set forth in Exhibit A following the Severance Period; and

(C) the Company shall provide the Executive and his eligible dependents with continued participation in the Company’s group medical plans during the Severance Period or, in the event such participation is not permitted, a cash payment equal to the value of the benefit continuation, payable in three semi-annual installments beginning sixty (60) days following the Executive’s Separation from Service. The Executive shall continue to be obligated to pay his share of premiums, deductibles and co-payments which may be deducted from the payment made pursuant to this Section 4(c)(i)(C) in the same manner as if the Executive was actively employed.

(ii) The Executive agrees that the provisions of Section 4(c) are fair and reasonable and that if his employment is terminated without Cause he shall have no further right to receive any other compensation or benefits.

(d) Execution and Delivery of Release; Restrictive Covenants. The Company shall not be required to make the payments and provide the benefits under Section 4(c) (other than the Other Accrued Compensation and Benefits) unless (i) the Executive executes and delivers to the Company, within sixty (60) days following the Executive’s Separation from Service, a general waiver and release of claims in the Company’s standard form and the release has become effective and irrevocable in its entirety, and (ii) the Executive remains in material compliance with the Confidentiality, Non-

Competition and Intellectual Property Agreement attached hereto as Exhibit B through the Severance Period (the “Non-Competition Agreement”). The Executive’s failure or refusal to sign the release (or the revocation of such release in accordance with applicable laws) or the Executive’s failure to materially comply with the Non-Competition Agreement shall result in the forfeiture of the payments and benefits payable under Sections 4(c).

(e) Mitigation. Subject to the Non-Competition Agreement, the Executive shall be required to mitigate the amount of any payment provided for under Section 4(c) (other than the Other Accrued Compensation and Benefits pursuant to Section 4(c)(i) and commissions pursuant to Section 4(c)(i)(B)) by seeking other employment or remunerative activity reasonably comparable to his duties hereunder. Upon the Executive’s obtaining such other employment or remunerative activity, future payments under Section 4(c) that are subject to mitigation pursuant to this Section shall be reduced by the amount of the Executive’s remuneration from such other employment or other activity during the Severance Period (whether or not paid to the Executive during such period). The Executive shall promptly disclose to the Company any such mitigation compensation; for the sake of clarity, the Executive shall have no duty to disclose any compensation he earns after the Term of the Agreement.

(f) Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 22 of this Agreement, except that the Company may waive the requirement for such Notice of Termination by the Executive. The date of the Executive’s termination of employment shall be the date specified in the Notice of Termination.

(g) Resignation from Directorships and Officerships. The termination of the Executive’s employment for any reason shall constitute the Executive’s resignation from (i) any director, officer or employee position the Executive has with the Company and its subsidiaries and affiliates, and (ii) all fiduciary positions (including as a trustee) the Executive may hold with respect to any employee benefit plans or trusts established by the Company and its subsidiaries and affiliates. The Executive agrees that this Agreement shall serve as written notice of his resignation in this circumstance.

5. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” shall mean the termination of the Executive’s employment because of:

(i) the cessation of the Executive’s ability to work legally in the United States or Canada;

(ii) any act or omission that constitutes a material breach by the Executive of any of his obligations under this Agreement;

(iii) the continued failure or refusal of the Executive to perform the duties reasonably required of him in his role;

(iv) the Executive’s commission of, or plea of nolo contendere to, (A) any felony or (B) any crime involving dishonesty or moral turpitude or which reflects negatively upon the Company or otherwise impairs or impedes its operations;

(v) the Executive’s engaging in any misconduct, negligence, act of dishonesty, violence or threat of violence that is injurious to the Company or any of its subsidiaries or affiliates;

(vi) the Executive’s breach of the Non-Competition Agreement or any material written policy of the Company or any of its subsidiaries or affiliates; or

(vii) any other action by the Executive which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its subsidiaries or affiliates, or which results in the violation by the Company or any of its subsidiaries or affiliates of any law.

The Company shall not terminate Executive for Cause under subsections (ii) or (iii) of this Section 5(a) unless the Company has provided written notice to Executive describing the conduct that would provide grounds for a termination with Cause, and Executive fails to cure the breach, failure, or refusal within 30 days following receipt of such notice.

(b) Disability. For purposes of this Agreement, “Disability” means a physical or mental disability or infirmity of the Executive that prevents the normal performance of substantially all of his duties under this Agreement as an Executive of the Company, which disability or infirmity shall exist for any continuous period of 180 days.

6. Nondisparagement. The Executive agrees that at no time during the Executive’s employment by the Company or thereafter shall the Executive make, or cause or assist any other person to make, any statement or other communication to any third party that impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company, its subsidiaries and affiliates, and their respective directors, officers or employees.

7. Recovery of Compensation. All payments and benefits provided under this Agreement shall be subject to any compensation recovery or clawback as required under law.

8. Section 409A of the Code.

(a) The payments and benefits provided under this Agreement are intended to comply with, or be exempt from, Section 409A of the Code (“Section 409A”) and shall be interpreted or construed consistent with that intent. The Company shall not accelerate any payment or the provision of any benefits under this Agreement or make or provide any such payment or benefits if such payment or provision of such benefits would, as a result, be subject to tax under Section 409A. If, in the good faith judgment of the Company, any provision of this Agreement could cause the Executive to be subject to adverse or unintended tax consequences under Section 409A, such provision shall be modified by the Company in its sole discretion to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the requirements of Section 409A of the Code. This Section 8(a) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under this Agreement will not be subject to tax, interest and penalties under Section 409A.

(b) Anything in this Agreement to the contrary notwithstanding, each payment of compensation made to the Executive shall be treated as a separate and distinct installment payment from all other such payments for purposes of Section 409A. The actual date of payment pursuant to this Agreement shall be within the sole discretion of the Company. In no event may the Executive be permitted to control the year in which payment occurs. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of the Participant’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.

(c) Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1), if the Executive is a “Specified Executive” within the meaning of Section 409A(a)(2)(B)(i) on the date of the Executive’s Separation from Service, then no such payment shall be made or commence during the period beginning on the date of the Executive’s Separation from Service and ending on the date that is six (6) months following the Executive’s Separation from Service or, if earlier, on the date of the Executive’s death. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the fifteenth (15th) day of the first calendar month following the end of the six (6)-month period.

9. Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Employee shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the

Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

10. Representation and Warranty. The Executive represents and warrants that he is not subject to any non-competition covenant or any other agreement with any party that would in any manner restrict or limit his ability to render the services required of him hereunder.

11. Assignment. This Agreement may be assigned by the Company. The Executive may not assign or delegate his duties under this Agreement.

12. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

13. Withholding. Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required or permitted to be withheld by law or contract.

14. Amendment; Waiver. Subject to Section 8, this Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party (including the failure to insist upon strict compliance with any term, covenant or condition) shall not operate or be construed as a waiver of (i) any other provision of this Agreement, or (ii) any subsequent breach by such party of a provision of this Agreement.

15. Governing Law. All matters affecting this Agreement, including the validity thereof, are to be subject to, and interpreted and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed in that State.

16. Arbitration. Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Executive’s employment by the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in Los Angeles County, California in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by the Executive, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association.

17. Survival of Certain Provisions. The rights and obligations set forth in this Agreement that, by their terms, extend beyond the Term shall survive the Term.

18. Entire Agreement. This Agreement and the Non-Competition Agreement contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein, and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof. All such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

19. Severability. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

20. Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

21. Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

22. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

if to the Company:

IMAX Corporation

902 Broadway

20th Floor

New York, NY 10010

Attention: Chief Legal Officer

if to the Executive:

On file with Company.

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery or express courier, upon receipt or (ii) if sent by electronic mail, upon receipt by the sender of confirmation of such transmission; provided, however, that any electronic mail will be deemed received and effective only if followed, within 48 hours, by a hard copy sent by certified United States mail or express courier.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Executive have duly executed this Agreement on March 23, 2018, with effect as of February 15, 2018.

IMAX CORPORATION

By:	/s/ Carrie Lindzon-Jacobs
Name:	Carrie Lindzon-Jacobs
Title:	Chief Human Resources
Officer & Executive Vice President

By:	/s/ Ed MacNeil
Name:	Edward MacNeil
Title:	Senior Vice President, Finance

DON SAVANT

/s/ Don Savant

EXHIBIT A

Override Commissions for all Territories:

•	Sale Agreement:	$8,550

•	Hybrid:	$7,500

•	JV (any tier):	$5,000

All override commissions are 100% payable on Theater Opening. The override amounts set forth above are subject to change by the Company at its discretion, upon notice to the Executive.

Departure from Company: Upon termination or resignation from the Company, the Executive will receive payment of ongoing commissions as follows, on the normal payment schedule:

a. Termination for Cause: The Employee receives no commissions.

b. Termination without Cause within 12 months following a change of control (other than Rich Gelfond buying the Company, in which case commissions will be payable pursuant to Section c. below): The Executive receives 100% of his commissions.

c. Termination without Cause (no change of control): The Executive receives 75% of his commissions.

d. Termination due to death or Disability: The Executive receives 100% of his commissions.

e. Resignation by Executive: The Executive receives 50% of his commissions.

f. Company offers Executive a new agreement on substantially similar terms upon expiration of the Term, but Executive does not renew: The Executive receives 50% of his commissions.

g. Company does not offer Executive a new agreement upon expiration of the Term: The Executive receives 75% of his commissions.

A